Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bakken Resources, Inc. (formerly Multisys Language Solutions, Inc.) (a development stage company):

We hereby consent to the use in the Post Effective Amendment No. 1 to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated April 5, 2010 except as to Note 8 which was as of June 10, 2010 relating to the balance sheets of Bakken Resources, Inc. (formerly Multisys Language Solutions, Inc.)  (a development stage company) (the “Company”) as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2009, for the period from June 6, 2008 (inception) through December 31, 2008 and for the period from June 6, 2008 (inception) through December 31, 2009, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

December 29, 2010